Exhibit 23
Consent of Independent Registered Public Accounting Firm
We have issued our report dated November 30, 2007, accompanying the consolidated financial statements and financial statement schedule included in the Annual Report of Meridian Bioscience, Inc. on Form 10-K for the year ended September 30, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Meridian Bioscience, Inc. on Form S-3 (File No. 333-109139) and on Forms S-8 (File No. 333-122554, effective February 4, 2005, File No. 333-122002, effective January 12, 2005, File No. 333-75312, effective December 17, 2001, File No. 333-74825, effective March 22, 1999, File No. 333-18979, effective December 30, 1996, and File No. 33-65443, effective December 28, 1995).
/s/ Grant Thornton LLP
Cincinnati, Ohio
November 30, 2007